CHWM Enters Agreements to Develop IPTV in China

GRAFTON, WI. AND BEIJING, CHINA September 21, 2011/Marketwire.  China Wi-Max Communications, Inc. (OTCBB:CHWM) is pleased to announce the signing of two strategic business agreements.  Signature of these agreements positions China Wi-Max (CHWM) to utilize its fiber assets and wireless frequencies and has the potential to generate significant revenue streams in the future. These agreements represent a logical evolution of CHWM's strategic business plan to be a premier technology and service provider in China.  China CTV Television Network (CTVN) has been granted the privilege by the Government to receive a Chinese Bank loan for this project.

First, CHWM has entered into an agreement with China CTV Television Network Center (CTVN) to develop nationwide fiber optical networks for delivering Digital TV and other value-added services throughout China. The companies will initially deliver multimedia "three screen" experience to TV, web and mobile devices with content readily available to CTVN’s Chinese subscriber base of 200,000,000 people via 200 TV stations across China.

Second, CHWM has entered into an agreement with the premier IPTV technology and content provider, 3Screen Group Ltd, Hong Kong, United Kingdom, inclusive with their partner DigiSoft.tv Ltd. Ireland. Together, through CHWM, they will deliver a complete IPTV solution to CTVN's extensive subscriber market in China.

Coupling 3Screen Group Ltd's extensive IPTV technology knowledge and content rights for Europe and Asia and CHWM’s relationships in China, builds on all the partners’ strategic strengths and enables telecoms/media companies to get to market rapidly. The market for Video on Demand (VoD) and IP broadcast solutions is growing at an exponential rate in China. This IP broadcast solution, along with VoD capability and content catalogue creates a unique end to end IP video service.

About China Wi-Max Communications, Inc.

China Wi-Max Communications, Inc. (OTCBB:CHWM) is a multinational telecommunications and IP transport company formed to take advantage of the rapidly expanding wireless and broadband communications needs in China and elsewhere. The goal of CHWM is to become the premier provider of broadband technology and allied services in the Chinese market and beyond.  Building on technical experience and proven management skills, CHWM is approaching its markets with the tools and experience necessary to achieve success.  CHWM has acquired fiber assets in Beijing and Hangzhou, as well as option agreements to purchase fiber in Shanghai and seven additional cities in China.  CWHM has also acquired 5.8 GHz wireless frequencies.  The Company’s common stock is listed on the OTC Bulletin Board under the symbol "CHWM".  For additional information, please visit the Company's website at www.chinawi-max.com.

About CTVN

China CTV Television Network Center (CTVN), Beijing, China, is leading the project to develop the Chinese Governments "Policies Regarding Encouragement of Digital TV Industry Development".  The policy promotes TV broadcasting over broadband network with advanced digital delivery technology.  CTVN owns fiber optic network infrastructure, licenses for broadcasting, 200 subsidiary TV stations with about 200 million viewers, 32 thousand km of back bone fiber and cross border fiber connecting Hong Kong with mainland China.

About 3Screen Group Ltd

3Screen Group Ltd.. Hong Kong, United Kingdom, offers Hardware, Software and System Integration Services for implementing and deploying products and applications that allow Rights Holders, Aggregators, Telecom Providers and Media Service Organizations offer integrated, bundled and convergent services over IP networks, enabling our clients to securely manage, publish and monetize video across IPTV Set Top Boxes, TVs, PCs and Mobile Devices.   www.3screen-inc.com.

About DigiSoft.tv

Digisoft.tv Ltd, Ireland, is a leading global provider and innovator of carrier class solutions to the IPTV, hybrid and media & entertainment markets. Digisoft’s DigiHost Service Delivery platform combines a state-of-the-art Hybrid DVB/IP EPG in HD with advanced PVR functionality, as well as a host of applications including the world’s first interactive educational TV application and the eRental Movie Download platform. www.digisoft.tv/

'Safe Harbor Statement'

This press release contains forward-looking statements that involve risks and uncertainties.   Actual results, events and performances could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties, which may cause the Company's actual results, expressed or implied, to differ materially from expected results. These risks and uncertainties include, among other things, product demand and market competition. You should independently investigate and fully understand all risks before making an investment decision.

For Investment Information regarding China Wi-Max Communications, Inc. please contact:

Jim Prange, Investor Relations 920.912.7444	Eric Hager, Executive VP, CHWM 303.517.6026
jim.prange@gmail.com	erichager@chinawi-max.com